Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

[EXECUTION COPY]

This SETTLEMENT AGREEMENT (this “Agreement”) dated August 21, 2013, (the “Execution Date”), is hereby entered into by and among HORIZON PHARMA, INC., a corporation organized and existing under the laws of Delaware having offices located at 520 Lake Cook Road, Suite 520, Deerfield, Illinois 60015 (“Horizon Inc.”), and HORIZON PHARMA USA, INC., a corporation organized and existing under the laws of Delaware having offices located at 520 Lake Cook Road, Suite 520, Deerfield, Illinois 60015 (“Horizon USA” and, together with Horizon Inc., the “Plaintiffs”), on the one hand, and PAR PHARMACEUTICAL COMPANIES, INC., a corporation organized and existing under the laws of Delaware, having offices located at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (“Par Co.”), and PAR PHARMACEUTICAL, INC., a corporation organized and existing under the laws of Delaware, having offices located at One Ram Ridge Road, Spring Valley, New York 10977 (“Par” and, together with Par Co., the “Defendants”), on the other hand. Each of Plaintiffs and Defendants is a “Party” and, collectively, the “Parties”).

WHEREAS, pursuant to 21 U.S.C. § 355(j), Par filed in the U.S., Abbreviated New Drug Application No. 203658, including any amendments or supplements thereto (the “ANDA”), to seek approval from the U.S. Food and Drug Administration, including any successor agency thereto (the “FDA”), to market and/or offer for sale the generic ibuprofen (800mg)/famotidine (26.6 mg) tablets as described in the ANDA (“Par’s Generic Tablets”);

WHEREAS, the Parties are currently involved in U.S. Civil Action Nos. 12-393-LPS and 13-102-LPS, consolidated under 12-393-LPS (the “U.S. District Court Case”) with respect to Par’s Generic Tablet in the United States District Court for the District of Delaware (the “Court”) involving United States Patent Nos. 8,067,033 (the “’033 Patent”), 8,309,127 (the “’127 Patent”) and 8,318,202 (the “’202 Patent” and, together with the ’033 Patent and the ’127 Patent, the “Asserted Patents”);

WHEREAS, the Parties recognize the risks, unpredictability and expense of litigation and wish to resolve their disputes relating to the Asserted Patents with respect to Par’s Generic Tablets in the U.S. District Court Case through a negotiated and consensual agreement;

WHEREAS, Plaintiffs [...***...];

WHEREAS, the Parties wish to stipulate to the dismissal of the U.S. District Court Case without prejudice, and this Agreement sets forth the terms and conditions regarding same;

WHEREAS, contemporaneously with the execution of this Agreement, Plaintiffs and Defendants are entering into the License Agreement attached as Exhibit 1 (the “License Agreement” and, together with this Agreement, the “Settlement Documents”) and the Settlement Documents are the only agreements being entered into between the Plaintiffs and Defendant in connection with the settlement of the U.S. District Court Case;

***Confidential Treatment Requested

WHEREAS, as a result of the Settlement Documents, there will be an opportunity for U.S. generic entry which entry otherwise may not have occurred until the expiration of the Asserted Patents and the ’451 Patent; and

WHEREAS, this Agreement, the Stipulation of Dismissal (as defined below) and the License Agreement, are the only consideration exchanged by or on behalf of the Parties in reaching an agreement to dismiss the U.S. District Court Case and no Party has received any consideration from any other Party for their entry into this Agreement other than that which is described in this Agreement, the License Agreement, and the Stipulation of Dismissal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and through the License Agreement, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

I.	Dismissal of Litigation

1. All of the terms and conditions set forth in this Agreement shall be binding on the Parties.

2. The Parties have entered into this Agreement, the Stipulation of Dismissal, and the License Agreement in an effort to avoid further litigation and contain associated fees, costs and expenses. The Parties acknowledge the sufficiency of the consideration recited herein and therein forming the basis of their agreement. Contemporaneously with the execution of this Agreement, the License Agreement shall be executed by the applicable Parties, and shall become effective in accordance with its own terms.

3. Within three (3) business days after the Execution Date, the Parties shall approach the Court and request that all associated deadlines be stayed pending the Regulatory Review Period described in Paragraph 13 below and the outcome thereof pursuant to Paragraphs 4 and 13 (a “Litigation Stay”). The proposed form of order for the Litigation Stay is attached as Exhibit 2. If the Court refuses to grant a Litigation Stay, the Parties will use reasonable efforts for a period of three (3) business days following such refusal to accommodate the requirements of the Court in order to obtain such a Litigation Stay or reach another mutually acceptable resolution.

4. Provided that the Agencies, as defined in Paragraph 13, have not filed for an injunction enjoining the Parties from entering into this Agreement or the License Agreement before the end of the Regulatory Review Period, the Parties will file with the Court, within three (3) business days following expiration of the Regulatory Review Period, all necessary papers, including the Stipulation of Dismissal attached as Exhibit 3, required to dismiss without prejudice all claims and counterclaims, motions, and petitions asserted in the U.S. District Court Case (the “Stipulation of Dismissal”). The date upon which the U.S. District Court Case is dismissed against all Parties pursuant to the Stipulation of Dismissal shall be referred to herein as the “Dismissal Effective Date.” This Agreement and the License Agreement shall terminate automatically, and all releases and admissions herein shall be null and void, if the Dismissal Effective Date has not occurred within seventy-five (75) days after the Execution Date (or by such later date as may be mutually agreed upon by the Parties).

II.	Release of Claims

5. Subject expressly to the occurrence of the Dismissal Effective Date pursuant to Paragraph 4 above, Defendants, their Affiliates (as defined below), and each of their respective predecessors, successors, assigns, officers, directors, managers, employees and trustees (collectively, the “Defendants’ Releasees”), fully, finally and forever release, relinquish, acquit and discharge Plaintiffs, their Affiliates, and each of their respective predecessors, successors, assigns, officers, directors, managers, employees, and trustees (collectively, the “Plaintiffs’ Releasees”), of and from, and covenants not to sue, not to assign to any other entity a right to sue and not to authorize any other entity to sue any Plaintiffs’ Releasee for, any and all claims, counterclaims, actions, causes of action, suits, defenses, judgments, debts, offsets, accounts, torts, damages, demands and liabilities whatsoever, including costs, expenses, and attorneys’ fees (collectively, “Losses”) of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, that could have been, are or were asserted in the U.S. District Court Case, and that arise out of the specific patent issues that were the subject matter of the U.S. District Court Case, including any challenge to the infringement, validity or enforceability of the Asserted Patents and the ’451 Patent. Notwithstanding this release, nothing herein shall preclude Defendants’ Releasees from asserting the invalidity, unenforceability and/or the non-infringement of the Asserted Patents and the ’451 Patent in any future litigation concerning any product that is not the subject of the U.S. District Court Case and is not licensed under the License Agreement, and such defenses and/or counterclaims are reserved. Defendants’ Releasees acknowledge that the Asserted Patents are valid and enforceable solely with respect to Par’s Generic Tablets and solely for purposes of enforcement of the Settlement Documents.

6. Subject expressly to the occurrence of the Dismissal Effective Date pursuant to Paragraph 4 above, Plaintiffs and each of the other Plaintiffs’ Releasees, as defined above, fully, finally and forever release, relinquish, acquit and discharge Defendants and each of the other Defendants’ Releasees of and from, and covenants not to sue, not to assign to any other entity a right to sue and not to authorize any other entity to sue any Defendants’ Releasee for, any and all Losses of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, that could have been, are or were asserted in the U.S. District Court Case and that arise out of the specific patent issues that were the subject matter of the U.S. District Court Case based upon activities of any of the Defendants’ Releasees before the Execution Date. Notwithstanding this release, nothing herein shall preclude Plaintiffs’ Releasees from asserting the validity, enforceability, and/or infringement of the Asserted Patents and the ’451 Patent in any future litigation concerning any product that was not the subject of the U.S. District Court Case or any activities after the Execution Date, and all such claims are reserved.

7. For the purposes of this Agreement, “Affiliate” shall mean with respect to Plaintiffs, any person or entity that directly or indirectly controls, is controlled by, or is under common control with any of Plaintiffs; and with respect to Par, (a) for so long as Par is controlled directly or indirectly by investment funds affiliated with TPG Capital, L.P., Sky Growth Holdings Corporation, a Delaware corporation, to the extent it remains an indirect parent company of Par and including any successor entity to Sky Growth Holdings Corporation to the extent such successor is an indirect parent company of Par (“SGHC”), and any person or entity directly or indirectly controlled by SGHC or Par and (b) at any time that Par is not directly or indirectly controlled by investment funds affiliated with TPG Capital, L.P., any person or entity that directly or indirectly controls, is controlled by, or is under common control with Par. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of interests representing equity securities, or partnership interests or by contract, or otherwise, and ownership of more than fifty percent (50%) of such equity securities or partnership interests in a person or entity shall, without limitation, be deemed to be control for purposes of this definition.

8. Nothing in this Agreement shall preclude by release, contract, claim or issue preclusion or otherwise, Plaintiffs from raising any infringement assertion or Defendants from raising a non-infringement, invalidity or unenforceability defense of the Asserted Patents and the ’451 Patent in connection with any product that is not the subject of the U.S. District Court Case and is not licensed under the License Agreement. This Agreement and the admissions herein shall not be admissible or otherwise relied upon or disclosed (unless such disclosure is required by law) in connection with any proceeding concerning the Asserted Patents and the ’451 Patent and any product that is not the subject of the U.S. District Court Case, and is not licensed under the License Agreement.

9. Nothing in this Agreement releases or shall be deemed to release any Party from any violation of any provision of this Agreement or the License Agreement, and each Party is entitled to enforce the obligations hereunder and thereunder.

10. If this Agreement is terminated, the Parties agree, notwithstanding the existence of the Stipulation of Dismissal and/or Litigation Stay, that either Party may reinstate the U.S. District Court Case as if this Agreement had not been signed, and the Stipulation of Dismissal or the Litigation Stay had not been signed and entered, and any admissions as to liability, patent validity or patent enforceability in the Settlement Documents are null and void and each Party expressly reserves the right to litigate any and all claims, defenses and counterclaims that may have otherwise been barred, and each Party reserves the right to object to any previously unasserted claim, defense or counterclaim as untimely to the extent that the Party may have been able to do so at the time of the Litigation Stay or the Stipulation of Dismissal pursuant to this Agreement. Further, if the U.S. District Court Case is reinstated, Defendants agree (i) not to challenge the applicability or reinstatement of the full balance of any stay of FDA approval as to which the ANDA would have been subject but for the execution of the Settlement Documents and entry of the Litigation Stay, (ii) in the event the stay cannot be reinstated, Defendants consent to the entry of a preliminary injunction prohibiting Defendants from manufacture or sale of Par’s Generic Tablet for the full balance of any time the stay would have been in effect, but for the settlement; and not to market Par’s Generic Tablet prior to the date on which any such stay would have expired but for the execution of the Settlement Documents and entry of the Litigation Stay.

III.	No Voluntary Assistance to Another’s Litigation

11. So long as this Agreement is in force, neither Defendants nor any other Defendants’ Releasees will voluntarily and knowingly assist or encourage any entity in, or provide (or assist or encourage any expert witnesses who are under Defendants’ or Defendants’ Releasees’ control to provide) any information to any entity for use in, attacking the validity or enforceability or defending against the alleged infringement of any of the Asserted Patents or the ’451 Patent in connection with a product that is a generic equivalent of a product covered by the New Drug Application 022519 (as amended or supplemented), except as compelled by law. Nor shall Defendant nor any other Defendants’ Releasees release or provide any waiver to permit their outside counsel to provide such information concerning the Asserted Patents or the ’451 Patent in a third-party litigation concerning a product that is a generic equivalent of a product covered by the New Drug Application 022519 (as amended or supplemented).

12. Nothing in this Agreement shall be deemed to impose any control by Plaintiffs over any exclusivity that any Defendant may hold, or otherwise restrict or limit such Defendant’s rights associated with such exclusivity.

IV.	Regulatory Review

13. Within three (3) business days following the execution of this Agreement, the Parties shall submit this Agreement and the License Agreement to the Federal Trade Commission of the United States (“FTC”) and the Department of Justice of the United States (“DOJ” and, together with FTC, the “Agencies”) for review pursuant to Section 1112 of the Medicare Prescription Drug Improvement and Modernization Act of 2003. The Parties shall not file the Stipulation of Dismissal and any other documents referenced in Paragraph 4, for a period of forty-five (45) days following receipt of this Agreement by the Agencies (the “Regulatory Review Period”). The Parties, upon mutual agreement in writing, may extend this Regulatory Review Period. If such Agencies have not filed for an injunction enjoining the Parties from entering into this Agreement or the License Agreement before the end of the Regulatory Review Period, then the Parties shall then take all actions described in Paragraph 4 of this Agreement.

V.	Confidentiality

14. The Parties hereby agree that, except as permitted herein or unless otherwise agreed to by the Parties in writing or required by law, the Parties, their Affiliates and their respective employees, officers, directors and other representatives shall not publish or otherwise disclose the contents of this Agreement, including any exhibits attached hereto, or of the negotiations of the Parties in respect of the U.S. District Court Case and/or the Settlement Documents. The Parties may state publicly that the U.S. District Court Case has been settled on terms that are confidential, but no public announcement concerning the terms or subject matter of this Agreement shall be made, either directly or indirectly, by any Party without first obtaining the approval of the other Party and agreement upon the nature and text of such public announcement or disclosure, such approval and agreement not to be unreasonably withheld, delayed or conditioned; provided, however, that a Party may make such public announcements that in the opinion of legal counsel for such Party are required by any applicable law, including the US Securities Act of 1933, as amended, the US Securities Exchange Act of 1934, as amended, any governmental law or regulation, or the rules of any recognized stock exchange. Without limiting the foregoing, Defendants acknowledge that Plaintiffs intend to (a) issue a press release (which shall be in substantially the form exchanged and agreed by the Parties prior to execution of this Agreement) and file a disclosure with the U.S. Securities and Exchange Commission (the “SEC”) upon execution of this Agreement and the License Agreement announcing settlement of the U.S. District Court Case and entry into this Agreement and the License Agreement, and outlining certain material terms thereof, and (b) publicly file copies of the Settlement Agreement and License Agreement with the SEC, which copies may be redacted by Plaintiffs after consultation with Par and consistent with the terms of this Paragraph 14. In addition, and notwithstanding the foregoing, the Parties agree that a Party may disclose the contents of this Agreement (i) to its Affiliates, (ii) to the extent necessary to enforce this Agreement, (iii) to third parties in connection with due diligence or similar investigations by such third parties, and disclosure to potential third party investors in confidential financing documents, provided that, in each case under this subclause (iii), any such third party agrees to be bound by obligations of confidentiality consistent with those set forth in this Paragraph 14 and (iv) to the extent necessary to comply with applicable law or regulation; provided, however, that if a Party believes that the disclosure of all or portions of this Agreement is required by applicable law, then that Party shall inform the other Party in sufficient time, if practicable, prior to any such disclosure to allow the other Party to seek a protective order or confidential treatment prior to any such disclosure; and provided further that such notice shall not be required for disclosure required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. Each Party agrees that it shall cooperate fully with the other Party with respect to all disclosures regarding this Agreement to any governmental or regulatory agencies or any court, including requests for confidential treatment of proprietary information of any Party included in such disclosure. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with any schedules or other attachments attached hereto, to be redacted in any filings made by Defendants and/or Plaintiffs with the SEC or as otherwise required by law, regulation or the rules of any recognized stock exchange.

VI.	Representations and Warranties

15. Each Party represents and warrants to each of the other Parties, as of the Execution Date, that:

(a) Such Party is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c) This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;

(d) The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(e) Such Party has been advised by its counsel of its rights and obligations under this Agreement and enters into this Agreement freely, voluntarily, and without duress;

(f) Such Party is not relying on any promises, inducements, or representations other than those provided herein; and

(g) Such Party has not transferred, assigned, subrogated or pledged to any third party or to an Affiliate, the right to bring, pursue, or settle any of the claims, counterclaims, or demands made in the U.S. District Court Case.

16. Plaintiffs represent and warrant to Defendants, as of the Execution Date, that:

(a) Plaintiffs are the sole and exclusive owners of the Licensed Patents;

(b) Plaintiffs have the authority to grant the rights under the Licensed Patents upon the terms set forth in the License Agreement; and

(c) no entity other than the Plaintiffs has the right to enforce the Licensed Patents.

For purposes hereof, “Licensed Patents” means the Asserted Patents and the ’451 Patent and any other patents owned or Controlled (as defined in the License Agreement) by Horizon Inc. or Horizon USA as of the Execution Date or thereafter during the term of the License Agreement that would, absent the license granted under the License Agreement, be infringed by the manufacture, use, sale, offer for sale or import of Par’s Generic Tablets in the United States of America (including its territories, possessions and commonwealths), including all continuations, continuations-in-part, divisional, reissues and reexaminations and all extensions in the United States of America (including its territories, possessions and commonwealths), associated therewith.

17. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

VII.	Waiver

18. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

VIII.	No Admission of Liability

19. Nothing in this Agreement shall be construed as or deemed to be an admission by the Parties hereto, or any of them, of any unlawful, improper, or actionable conduct or omission by any of them, and each Party hereto expressly denies liability of any kind whatsoever.

IX.	Choice of Law and Remedies

20. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of Delaware, excluding such State’s choice-of-law principles. The Court shall have exclusive jurisdiction (to the extent that it has subject matter jurisdiction) in all matters arising under this Agreement, and the Parties hereto expressly consent and submit to the personal and subject matter jurisdiction of the Court. This Agreement does not limit or restrict the remedies available to any Party for the breach of another Party, and the Parties expressly reserve any and all remedies available to them, at law or in equity, for breach of this Agreement.

X.	Assignments

21. This Agreement and the rights herein shall not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that the prior written consent of the other Party shall not be required for a Party to assign or transfer this Agreement in its entirety in connection with a sale of substantially all of such Party’s assets or business or of the portion of such Party’s assets or business to which this Agreement relates, or pursuant to a merger, consolidation, reorganization or similar transaction related to such Party.

XI.	Costs

22. Each Party shall each bear its own costs and legal fees associated with the U.S. District Court Case and the negotiation and preparation of this Agreement.

XII.	Severability

23. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

XIII.	Integration

24. This Agreement, including its Exhibits, which includes the License Agreement, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to such subject matter, including, without limitation, the [...***...].

XIV.	Amendments

25. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

XV.	Descriptive Headings

26. The captions and descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

XVI.	No Presumption Against Drafting Party

27. This Agreement and its wording are the result of mutual arm’s length negotiation, and in the event of a dispute concerning the meaning of any term contained herein, no adverse inference or presumption shall be drawn against the Party who drafted such term.

XVII.	Third Party Benefit

28. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

XVIII. Notice

29. Any notice or other communication to be given under this Agreement by a Party to the other Party shall be in writing and shall be (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by overnight express delivery service or same-day local courier service, or (d) delivered by facsimile transmission (followed by a copy by the preceding (a), (b) or (c)), to the address of the

***Confidential Treatment Requested

other Party as set forth below, or to such other address as may be designated by the Parties from time to time in accordance with this Section 29. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given five (5) business days after mailing. Notices delivered by facsimile transmission shall be deemed given upon receipt by the sender of the transmission confirmation if transmitted before 5:00 p.m. (recipient’s local time) on a business day, and otherwise on the following business day.

If to Horizon Inc.:	Horizon Pharma, Inc.
520 Lake Cook Road, Suite 520
Deerfield, Illinois 60015
Attn: Timothy P. Walbert
Fax: (847) 572-1372
If to Horizon USA:	Horizon Pharma USA, Inc.
520 Lake Cook Road, Suite 520
Deerfield, Illinois 60015
Attn: Timothy P. Walbert
Fax: (847) 572-1372
If to Par Co.:	Par Pharmaceutical Companies, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677
Attn: General Counsel
Fax: (201) 802-4600
If to Par:	Par Pharmaceutical, Inc.
One Ram Ridge Road
Spring Valley, New York 10977
Attn: General Counsel
Fax: (201) 802-4600

XIX.	Waiver of Rule of Construction.

30. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

XX.	Counterparts

31. This Agreement may be executed in any number of signature page counterparts transmitted via facsimile, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same Agreement.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

HORIZON PHARMA, INC.
By:	/s/ Robert De Vaere
Name: Robert De Vaere
Title: Executive VP, CFO

HORIZON PHARM USA, INC.
By:	/s/ Robert De Vaere
Name: Robert De Vaere
Title: Executive VP, CFO

PAR PHARMACEUTICAL COMPANIES, INC.
By:	/s/ Thomas J. Haughey
Name: Thomas J. Haughey
Title: President
PAR PHARMACEUTICAL, INC.

By:	/s/ Thomas J. Haughey
Name: Thomas J. Haughey
Title: President

[EXECUTION COPY]

EXHIBIT 1: LICENSE AGREEMENT

(See attached.)

EXHIBIT 2: LITIGATION STAY

(See attached.)

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

HORIZON PHARMA, INC. and HORIZON PHARMA USA, INC., Plaintiffs,	C.A. No. 12-393-LPS
v.

PAR PHARMACEUTICAL COMPANIES, INC. AND PAR PHARMACEUTICAL, INC. Defendants.

STIPULATION AND ORDER

Whereas, plaintiffs, Horizon Pharma, Inc. and Horizon Pharma USA, Inc., and defendants Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc. have reached an agreement to settle their action, it is hereby stipulated and agreed that:

(1) The action among the above-named parties is stayed for sixty (60) days to permit review of the settlement agreement by certain government authorities; and

(2) If a stipulation of dismissal has not been filed within sixty (60) days, the parties shall contact the Court to report on the status of the settlement.

SO STIPULATED:

[ ] Attorneys for Plaintiffs Horizon Pharma, Inc. and Horizon Pharma USA, Inc.	[ ] Attorneys for Defendants Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc.

SO ORDERED this              day of                      , 2013.

Hon. [ ], U.S.D.J.

[EXECUTION COPY]

EXHIBIT 3: STIPULATION OF DISMISSAL

(See attached.)

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

HORIZON PHARMA, INC. and HORIZON PHARMA USA, INC., Plaintiffs,	C.A. No. 12-393-LPS
v.

PAR PHARMACEUTICAL COMPANIES, INC. AND PAR PHARMACEUTICAL, INC. Defendants.

STIPULATION OF DISMISSAL

Pursuant to Rules 41(a)(1) and 41(c) of the Federal Rules of Civil Procedure, the Plaintiffs and Defendants hereby stipulate and agree that the above actions, including all claims, counterclaims and affirmative defenses, are dismissed without prejudice, and without costs, disbursements or attorneys’ fees to any party.

[_________] Attorneys for Plaintiffs Horizon Pharma, Inc. and Horizon Pharma USA, Inc.	[_________] Attorneys for Defendants Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc.

SO ORDERED this day of , 2013.

Hon. [ ], U.S.D.J.